Exhibit 10.17

CCMG Holdings, Inc.
c/o M&C Corporate Services Limited
P.O. Box 309GT
Ugland House
South Church Street
George Town, Grand Cayman
Cayman Islands, British West Indies

October 19, 2005

Amended and Restated as of

November 15, 2005

Mr. Craig Koch
c/o The Hertz Corporation
225 Brae Boulevard
Park Ridge, New Jersey 07656

Dear Craig:

We at CCMG Holdings, Inc. (“Holdings”) recognize your extraordinary efforts and success at building Hertz into the world class leader that it is, and we value your ongoing commitment to Hertz as it approaches this newest phase in its growth.  You and the management team you have built are key factors in our confidence as we look toward that future.

At the same time, we appreciate that, for personal and family reasons, you have begun to think about your retirement from Hertz.  In that context, we are delighted that you have agreed to defer your possible retirement until well after the closing of the sale of Hertz to Holdings.  We see this as another example of the dedication and leadership that has marked your career and added to Hertz’s success.

In connection with your decision to defer your retirement and remain as Chief Executive Officer of Hertz through the end of 2006, we would like to assure you of the following that will apply once Holdings acquires Hertz:

1.             Your salary, bonus and benefits will continue though December 31, 2006, even if Holdings were to request your retirement for any reason before that date.  Your bonus will be 100% of your base salary.

2.             So that your benefits under the Company’s SERPs (i.e., the Supplemental Retirement and Savings Plan and the Supplemental Executive Retirement Plan) are not impacted by changes in interest rates, upon your retirement at the end of 2006 (or if Holdings were to request your retirement for any reason before that date), to the extent your benefits under the SERPs are calculated using then-applicable interest rates (as might be the case for a lump-sum payment of the benefit you have accrued through your career at Hertz), those benefits will be calculated using the lower of the rate applicable based on your actual date of retirement and the rate that would have been applicable had you retired on December 31, 2005.

3.             Upon your retirement at the end of 2006 (or if Holdings were to request your retirement for any reason before that date), your retirement will be treated as an “approved retirement” for purposes of the Hertz Corporation Long-Term Compensation Plan, and as payment for all outstanding awards you will be paid 100% of your target award grants for years

2006, 2007 and 2008 in the form of a lump sum payment of $2.4 million made no later than March 15, 2007.

4.             You will, of course, remain entitled to all post-retirement benefits that you have earned.

You agree to keep the terms of this letter agreement confidential and not to disclose its terms to anyone other than your legal and financial advisors (subject to their maintaining it in confidence), provided that the foregoing shall not be deemed to restrict any disclosure obligations under applicable law.

Craig, your ongoing commitment to Hertz as it embarks on this latest challenge will make a real difference.  Your leadership in the launch of this new effort is certain to add to its success.  It is greatly appreciated.

Very truly yours,

CCMG Holdings, Inc.

By:	/s/ David H. Wasserman
David Wasserman on
behalf of George Tamke